SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                              (Amendment No. 4)(1)


                        PRICE COMMUNICATIONS CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    741437305
                                 (CUSIP Number)

                                    Copy to:

Mr. Edward Grinacoff                    Morrison Cohen Singer & Weinstein, LLP
21st Century Communications             750 Lexington Avenue
  Partners, L.P.                        New York, New York 10022
767 Fifth Avenue, 45th Floor            Telephone (212) 735-8600
New York, New York 10153
Telephone (212) 754-8100

                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                November 10, 1998
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                        (Continued on following page(s))


----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                    -1 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     21st Century Communications Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    -2 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     21st Century Communications T-E Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    -3 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     21st Century Communications Foreign Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    -4 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Sandler Capital Management

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         971,714 shares                                        4.3%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         971,714 shares                                        4.3%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     971,714 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     4.3%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    -5 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Michael J. Marocco

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    1,706,088 shares                                      7.5%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    1,706,088 shares                                      7.5%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,706,088 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     7.5%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    -6 of 22-

CUSIP
No. 741437305                          13D
________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     John Kornreich

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    1,831,088 shares                                      8.1%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    1,831,088 shares                                      8.1%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,831,088 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     8.1%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    -7 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Harvey Sandler

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         579,294 shares                                        2.6%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    1,730,774 shares                                      7.6%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         579,294 shares                                        2.6%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    1,730,774 shares                                      7.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,310,068 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     10.2%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    -8 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Andrew Sandler

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    1,706,088 shares                                      7.5%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    1,706,088 shares                                      7.5%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,706,088 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     7.5%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    -9 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Barry Rubenstein

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -10 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Barry Fingerhut

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN


================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -11 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Irwin Lieber

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -12 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Phyllis Sandler

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         24,686 shares                                         0.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    579,294 shares                                        2.6%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         24,686 shares                                         0.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    579,294 shares                                        2.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     603,980 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     2.7%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -13 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Sandler Associates

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         734,374 shares                                        3.2%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         734,374 shares                                        3.2%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     734,374 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     3.2%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -14 of 22-

CUSIP
No. 741437305                          13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     J.K. Media L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of         125,000 shares                                         0.6%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         125,000 shares                                         0.6%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     125,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0.6%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -15 of 22-

     This statement, dated November 10, 1998, constitutes Amendment No. 4 to the
Schedule 13D, dated October 6, 1997, regarding the reporting persons ownership of certain securities of Price Communications Corporation (the "Issuer").

     This Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 4 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

     The information contained herein reflects a five-for-four stock split effected in April, 1998, a five-for four stock split effected in May, 1998 and a two-for-one stock split effected in August, 1998.

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 22,681,883 shares of Common Stock outstanding as reported by the Issuer in its Form 10-Q for the quarter ended September 30, 1998) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of November 11, 1998:



                                   -16 of 22-

                                                             Shares of                    Percentage of Shares
                                                            Common Stock                    of Common Stock
                     Name                               Beneficially Owned(2)             Beneficially Owned(2)
                     ----                               ---------------------             ---------------------
21st Century Communications Partners, L.P.                        0                                 0%

21st Century Communications T-E Partners, L.P.                    0                                 0%

21st Century Communications Foreign                               0                                 0%

Sandler Capital Management                                  971,714(3)                            4.3%

Michael J. Marocco                                        1,706,088(3,4,5)                        7.5%

John Kornreich                                            1,831,088(3,4,5,6)                      8.1%

Harvey Sandler                                            2,310,068(3,4,5,7,8)                   10.2%

Andrew Sandler                                            1,706,088(3,4,5)                        7.5%

Barry Rubenstein                                                  0                                 0%

Barry Fingerhut                                                   0                                 0%

Irwin Lieber                                                      0                                 0%

Phyllis Sandler                                             603,980(3,7,8)                        2.7%

Sandler Associates                                          734,374(5)                            3.2%

J.K. Media L.P.                                             125,000(6)                            0.6%

     (b) By virtue of being the general partner of SIP and the manager of certain accounts owning shares of Common Stock and Warrants with respect to which SCM exercises investment discretion, SCM may be deemed to have shared power to vote and to dispose of 971,714 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 4.3% of the outstanding Common Stock.

     By virtue of being the sole shareholder of MJDM Corp. and a general partner of Sandler Associates, Michael J. Marocco may be deemed to have shared power to vote and to dispose of 1,706,088 shares of Common Stock (which includes shares of Common Stock issuable


----------
(2)  Includes shares of Common Stock issuable upon the exercise of the Warrants.


(3) Includes 971,714 shares of Common Stock owned by SCM. SCM disclaims beneficial ownership of 917,964 shares of Common Stock and 53,750 shares of Common Stock issuable upon the exercise of the Warrants held in accounts managed by SCM.

(4) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

(5)  Includes  734,374  shares  of Common  Stock  owned by  Sandler  Associates.


(6)  Includes 125,000 shares of Common Stock owned by J.K. Media.

(7)  Includes 579,294 shares of Common Stock owned by Harvey Sandler.

(8)  Includes 24,686 shares of Common Stock owned by Phyllis Sandler.


                                   -17 of 22-
upon the exercise of the Warrants), representing approximately 7.5% of the outstanding Common Stock.

     By virtue of being the sole shareholder of Four JK Corp., a general partner of Sandler Associates and a general partner of J.K. Media L.P., John Kornreich may be deemed to have shared power to vote and to dispose of 1,831,088 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 8.1% of the outstanding Common Stock.

     By virtue of being the sole shareholder of ARH Corp., a general partner of Sandler Associates, and the husband of Phyllis Sandler, Harvey Sandler may be deemed to have shared power to vote and to dispose of 1,730,774 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 7.6% of the outstanding Common Stock. Harvey Sandler has sole power to vote and to dispose of 579,294 shares of Common Stock, representing approximately 2.6% of the outstanding Common Stock.

     By virtue of being the sole shareholder of ALCR Corp. and a general partner of Sandler Associates, Andrew Sandler may be deemed to have shared power to vote and to dispose of 1,706,088 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 7.5% of the outstanding Common Stock.

     By virtue of being the wife of Harvey Sandler, Phyllis Sandler may be deemed to have shared power to vote and to dispose of 579,294 shares of Common Stock, representing approximately 2.6% of the outstanding Common Stock. Phyllis Sandler has sole power to vote and to dispose of 24,686 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

     Sandler Associates has sole power to vote and to dispose of 734,374 shares of Common Stock, representing approximately 3.2% of the outstanding Common Stock.

     J.K. Media has sole power to vote and to dispose of 125,000 shares of Common Stock, representing approximately 0.6% of the outstanding Common Stock.

     (c) The following is a description of all transactions in the shares of Common Stock by the persons identified in Item 2 of this Schedule 13D effected from October 16, 1998 through November 11, 1998, inclusive:


                                   -18 of 22-

                                                                             Number of Shares of
                                                           Purchase or          Common Stock          Purchase or
                  Name of Shareholder                       Sale Date        Purchased or (Sold)      Sale Price
                  -------------------                       ---------        -------------------      ----------
21st Century Communications Partners, L.P.                  10/26/98               (20,747)            $8.3556
                                                            10/27/98               (13,154)              $8.25
                                                            11/2/98                 (6,984)              $8.25
                                                            11/3/98                (11,534)              $8.25
                                                            11/6/98                (12,611)            $8.9328
                                                            11/9/98                (17,629)            $9.0625
                                                            11/10/98              (409,437)              $8.00

21st Century Communications T-E Partners, L.P.              10/26/98                (7,059)            $8.3556
                                                            10/27/98                (4,475)              $8.25
                                                            11/2/98                 (2,376)              $8.25
                                                            11/3/98                (33,902)              $8.25
                                                            11/6/98                 (4,291)            $8.9328
                                                            11/9/98                 (5,997)            $9.0625
                                                            11/10/98              (109,328)              $8.00

21st Century Communications Foreign Partners, L.P.          10/26/98                (2,794)            $8.3556
                                                            10/27/98                (1,771)              $8.25
                                                            11/2/98                   (940)              $8.25
                                                            11/3/98                 (4,564)              $8.25
                                                            11/6/98                 (1,698)            $8.9328
                                                            11/9/98                 (2,374)            $9.0625
                                                            11/10/98               (52,107)              $8.00

Phyllis Sandler                                             11/11/98               (15,000)              $8.25
                                                            11/11/98               (15,000)             $8.375


     All sales of shares of Common Stock were effected in open market transactions on the American Stock Exchange.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Effective November 10, 1998, 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P., 21st Century Communications Foreign Partners, L.P., Barry Rubenstein, Barry Fingerhut and Irwin Lieber ceased to be the beneficial owners of more than five percent (5%) of the Common Stock.



                                   -19 of 22-

                                    Signature

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Dated: April 30, 1999




                         21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                   By: ARH Corp., general partner


                                        By: Edward Grinacoff
                                            -----------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer



                         21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                   By: ARH Corp., general partner


                                        By: Edward Grinacoff
                                            -----------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer


                         21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                   By: ARH Corp., general partner


                                        By: Edward Grinacoff
                                            -----------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer


                                   -20 of 22-

                                                  Michael J. Marocco
                                             -----------------------------------
                                                  Michael J. Marocco


                                                  John Kornreich
                                             -----------------------------------
                                                  John Kornreich


                                                  Harvey Sandler
                                             -----------------------------------
                                                  Harvey Sandler


                                                  Andrew Sandler
                                             -----------------------------------
                                                  Andrew Sandler





                                   SANDLER CAPITAL MANAGEMENT

                                   By: ARH Corp.


                                        By: Edward Grinacoff
                                            ------------------------------------
                                            Name: Edward Grinacoff
                                            Title: Secretary and Treasurer


                                            Phyllis Sandler
                                            ------------------------------------
                                            Phyllis Sandler

                                   SANDLER ASSOCIATES


                                        By: Andrew Sandler
                                            ------------------------------------
                                            Name: Andrew Sandler
                                            Title: General Partner


                                   J.K. MEDIA L.P.


                                        By: John Kornreich
                                            ------------------------------------
                                            Name: John Kornreich
                                            Title: General Partner


                                   -21 of 22-

                                                 Barry Rubenstein
                                            ------------------------------------
                                                 Barry Rubenstein


                                                 Irwin Lieber
                                            ------------------------------------
                                                 Irwin Lieber


                                                 Barry Fingerhut
                                            ------------------------------------
                                                 Barry Fingerhut


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



                                   -22 of 22-